                                                                    Exhibit 99.1

AMERICAN ITALIAN PASTA COMPANY

--------------------------------------------------------------------------------
                                                                           NEWS
                                                                         RELEASE

Contact:

George Shadid -
EVP & Chief Financial Officer
816-584-5621
gshadid@aipc.com

   FOR IMMEDIATE RELEASE

                         American Italian Pasta Company
             Achieves Profitability in First Fiscal Quarter of 2005

               Reports Quarterly EPS of 11 Cents Per Diluted Share

--------------------------------------------------------------------------------

KANSAS CITY, MO, January 26, 2005 --- American Italian Pasta Company (NYSE:PLB)
today announced results for the first fiscal quarter of 2005, which ended
December 31, 2004. The Company's release will be discussed in a conference call at 10:00 am Eastern Time today.

The Company reported net earnings for the first quarter of $2.1 million, or $.11 per diluted share, generally in line with the Company's internal expectations.
Net income in the first fiscal quarter of 2004 was $8.1 million, or $0.44 per diluted share. The first quarter EPS of $.11 per diluted share compares favorably to the fourth fiscal quarter of 2004 when a loss of ($.66) per diluted share was reported.

Tim Webster, President and Chief Executive Officer, commented on the first quarter results: "We are encouraged by the progress we made in the first quarter and our return to profitability, given the challenging industry environment and the restructuring activities of last year. While we made significant improvements on a number of important operational and strategic fronts, we still have a lot to accomplish over the remainder of the year. Our production and manufacturing cost efficiencies continue to improve after the implementation of our restructuring and rightsizing program and we expect to achieve additional improvements going forward. The financial benefits of the restructuring should become more visible in our future operating margins as we continue to bring production and cost efficiencies into line. "

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January 26, 2005

Mr. Webster continued, "A key strategic initiative of our 2005 business plan is to institute additional measures to increase our profits and margins by improving our top line through the implementation of price increases. The strategy should increase average sales prices over the course of fiscal 2005 and has a particular emphasis on lower margin private label and ingredient business.
We are pleased with the progress we are making and have not experienced any unexpected customer losses or other hurdles in the process, that would lead us to believe our pricing strategy is not prudent or achievable. We expect the price increases to become effective throughout the second fiscal quarter and to impact our results in the third and fourth quarters."

Horst W. Schroeder, Chairman of the Board, commented: "While the market conditions of the pasta industry continue to present consumer demand challenges, we are encouraged by some indications of improving dynamics. The media and a number of surveys have recently indicated that the consumer focus on low carbohydrate awareness and diets is beginning to decrease. Consumption demand statistics, while still somewhat volatile on a month-to-month basis, are showing some signs of establishing an improved trend line. Industry-wide retail consumption of dry pasta (as measured by ACNielsen) declined in volume by approximately 2% during the 13-week period ended December 25, 2004, sequentially improving from the 4-5% decline in the previous 13-week period. On another industry dimension, the overall operating environment in the industry has improved as excess capacity appears to have contracted through capacity rationalization and volume reallocation among industry competitors."

Mr. Schroeder concluded: "We are encouraged by the positive direction we are headed as a result of the restructuring actions we took last year. While it has taken longer than we would have liked to fully realize the benefits of these actions, the more enduring impact comes from the new foundation we have established as a more efficient, cost-effective company. We are dedicated to executing our strategic plan, improving our operating results and continuing our tradition of delivering the highest quality products combined with the best customer service in the industry."

Operating Improvements During the First Quarter:

The Company achieved a number of other operating improvements in the first quarter versus the fourth fiscal quarter of 2004, including:

*    Improvements in production efficiency and operating costs per unit manufactured were achieved during the first quarter, with continued
     improvements expected during the second quarter. Production and manufacturing cost inefficiencies were experienced during the transition period after the Company's restructuring program changes implemented in the fourth quarter. This resulted in higher than projected operating costs due to product waste, production inefficiencies and incremental distribution costs. At the beginning of the 2005 fiscal year, the Company expected that these operating processes and the related cost inefficiencies would come into line during the first two fiscal quarters. These improvements should put the Company on course to achieve its planned levels of production and cost efficiency in the future.

*    Customer service levels improved during the first quarter. However, certain product availability issues continued and led to the delay of some promotional events in the quarter. Operational factors surrounding the implementation of the restructuring in the fourth quarter and the concurrent reductions in inventory levels resulted in these product availability issues. To regain higher levels of customer service, in mid-October 2004 the

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January 26, 2005

     Company partially re-activated the Kenosha, Wisconsin facility that was idled as part of the restructuring and rightsizing program. For the time being, the facility will continue to operate at reduced production levels until customer service levels return to historical performance. Consistent with the Company's strategy outlined at the time the facility was idled, the plant will continue to be available for production needs as the Company deems necessary.

First Quarter Financial Highlights

Financial highlights of the first quarter ending December 31, 2004 include:

Revenues: For the first quarter total revenues were $99.1 million, decreasing
2.4 % from $101.6 million in the first quarter of fiscal 2004. Overall volume decreased approximately 4% during the first quarter, as compared to the first quarter of last year.

Retail revenues: In the first quarter, the Company's retail revenues increased slightly by $711,000, or 0.9%, as compared to the prior year's quarter. Retail volume increased during the quarter 4.9%, as compared to the prior year period
(including volume decreases for brands of 1.2% and increases in private label/club of 9.8%). Factors relating to retail revenues during the first quarter include:

*    Brand Performance: The Company's two major brands, Mueller's and
     Golden Grain- Mission, together comprise over two-thirds of the Company's expected branded volume and revenues for fiscal 2005. The Mueller's brand
     (which accounts for approximately 50% of branded volume) delivered a solid shipment performance during the first quarter, with volume increasing approximately 4%, while revenues decreased by approximately 1%, as compared to the first quarter of fiscal 2004.

     The Golden Grain-Mission brand had a weak performance during the quarter, as volume decreased by approximately 30%, as compared to the first quarter of fiscal 2004. Since September 2004, the Company has been implementing a major repositioning of the brand, including packaging changes from bags to cartons and new graphics. Consumer research indicates a strong consumer preference for the new packaging and positioning. The sales volume in the first quarter did not meet our expectations and was negatively impacted by a number of transitional factors, including shipment delays of the newly packaged products and resulting reductions and cancellations of promotional activity from planned levels. There were also increased promotional activities by competitors during the re-launch of the brand that had an impact on sales. A comprehensive promotional and consumer awareness program will begin in the second quarter and it is expected that the brand will reclaim market share and be positioned for future growth.

*    Low and Reduced Carb Products: The sales of the Company's low and reduced carb product lines continued at the Company's lower level of expectation. Total revenues from the product lines were $1.1 million in the first quarter, $1.6 million lower than last year's first quarter, in part due to the higher introductory sales of Atkins products last year.

*    Continued Dumping and Subsidy Revenue: The Company recorded revenues of approximately $1.0 million during the quarter, which were received under the Continued

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January 26, 2005

     Dumping and Subsidy Offset Act of 2000. There were no revenues recorded during the prior year's first quarter.

Institutional revenues: In the first quarter, the Company's institutional revenues decreased by $3.2 million, or 12.0%. Volume declined during the quarter by approximately 20%, as compared to the prior year period. The volume decline was expected and is directly related to the idling of the Kenosha facility, as volume was lower with certain ingredient customers and low margin contract customers.

Gross profit: A number of factors affected the Company's gross profit and related margins in the first quarter compared to the first quarter of last year, including:

*    Lower sales prices in certain product categories, resulting from the competitive market conditions in the pasta industry, continued to impact margins when compared to last year. The effect of the Company's strategy to increase sales prices during fiscal 2005 did not yet impact first quarter results. In addition, the overall reduction in sales volume of approximately 4% negatively impacted gross profit.

*    Significantly higher freight costs have been experienced, primarily due to the overall transportation industry environment, higher fuel costs and the increased transportation charges resulting from the effect of hurricane conditions in the southeastern United States, which is one of the Company's most significant markets.

*    Higher material and overhead costs, on a per unit basis, were incurred as compared to the year ago quarter, including the impact of higher utilities and increased depreciation expense. In addition, continued production and manufacturing cost inefficiencies following the restructuring have had a negative impact on gross profit.

Selling and marketing costs: Costs in the first quarter decreased from the prior year's quarter by $1.3 million, primarily relating to lower promotional spending, reduced consumer spending and lower payroll costs.

Operating profit: As a result of the above factors, operating profit for the first quarter was $7.1 million, or 7.2% of total revenues, as compared to $15.3 million, or 15.0% of total revenues, in the first quarter of fiscal 2004. In addition, the Company's Italian operations had a favorable impact on operating profit during the first quarter of 2005, as compared to the first quarter of last year. European sales increased significantly and the subsidiary achieved a positive operating profit for the first time, contributing over $.01 to the
Company's diluted earnings per share for the first quarter of fiscal 2005.

Interest expense: Interest expense increased compared to the first quarter of last year, due to higher interest rates, a higher interest rate spread under the lending agreement and increased amortization of deferred debt issuance costs.
These increases were offset, in part, by lower long-term debt during the first quarter of fiscal 2005.

Cash flow: Operating cash flow for the first quarter was $15.4 million and free cash flow (operating cash flow less capital expenditures) was $7.1 million.
Capital expenditures were $8.3 million during the quarter.

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January 26, 2005

Inventories: Inventories were $60.7 million at December 31, 2004, a decrease of
$22.3 million, or approximately 27%, as compared to the end of the first fiscal quarter of 2004 and consistent with the $60.7 million inventory level at the end of the last fiscal year.

Long-Term Debt: At December 31, 2004, long-term debt totaled $286.5 million, including 40.9 million in Euro denominated debt. Long-term debt reductions of
$6.1 million during the first quarter were largely offset by foreign exchange adjustments resulting from the weakened dollar versus the Euro.

Fiscal 2005 Outlook and Key Financial Objectives:

Tim Webster stated: "We continue to feel positive about the outlook for our performance during the remainder of fiscal 2005. The improving pasta industry market conditions and indications of strengthening sales demand, combined with our initial success in the implementation of our pricing strategy, improvements in customer service, and the recent improvements in our production and manufacturing cost efficiencies, all give us confidence in our ability to achieve our business plan this year."

The Company confirmed its key financial targets for the 2005 fiscal year, as set forth in the releases dated October 28, 2004 and November 10, 2004, which have been established as follows:

        o  Net revenues                                      $370 - $400 million
        o  Operating profit                                    $38 - $45 million
        o  Interest expense                                    $15 - $17 million
        o  Net income                                          $15 - $18 million
        o  Earnings per share                             $.80 - $1.00 per share
        o  Free cash flow  - available for debt repayment      $40 - $45 million
                             and dividends (operating cash
                             flow less capital expenditures)

Capital expenditures are still expected to be under $20 million in 2005 and working capital reduction efforts are being implemented. A program to reduce debt levels and interest cost during the year is also being undertaken.

The Company's 2005 business plan calls for profit improvements each quarter and if the targeted fourth quarter of 2005 results are sustained in 2006, the
Company would be approaching its historical operating income margin of mid-teens as a percent of revenue. The above guidance does not include the impact of the
Statement of Financial Accounting Standards regarding stock based compensation, which will be adopted by the Company in the third quarter of fiscal 2005.

Conference Call and Webcast

The Company will host a conference call today at 10:00 a.m. Eastern Time (9:00
a.m. Central). Access to the conference call will be available via the Internet and telephone. Internet users can access the call at the Investor Relations section of the Company's website (http://www.aipc.com). Internet participants should go to the website at least 15 minutes before the start of the call to register, download, and install any necessary audio software. For those without
Internet access, the conference call-in number is 719-457-2727.

AIPC
January 26, 2005

For those unable to attend the live broadcast, a replay will be made available shortly after the conference call at the Company's website for 30 days and via telephone through midnight Friday, January 28, 2005. To dial in for the replay, the call-in number is 719-457-0820. The replay password is 543371.

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta
Company is the largest producer and marketer of dry pasta in North America. The
Company has five plants that are located in Excelsior Springs, Missouri;
Columbia, South Carolina; Tolleson, Arizona; Kenosha, Wisconsin and Verolanuova,
Italy. The Company has approximately 600 employees located in the United States and Italy.

In this press release, the Company has provided information about its "free cash flow". This is a non-GAAP financial measure which management believes provides useful information about the Company's operating results and cash generation.
This measure is used internally with management and the Board of Directors to evaluate business performance. This measure may not be comparable to a similarly titled measure of another company.

The statements by the Company contained in this release in the section "Fiscal
2005 Outlook and Key Financial Objectives" and comments regarding the expected future benefits of the Company's restructuring and rightsizing program, future sales price increases and the re-launch of the Golden Grain-Mission brand are all forward-looking and based on current expectations. Actual future results could differ materially from those anticipated by such forward-looking statements. The differences could be caused by a number of factors, including, but not limited to, our dependence on a limited number of customers for a substantial portion of our revenue, our ability to fully implement our restructuring and rightsizing program, our ability to obtain necessary raw materials and minimize fluctuations in raw material prices, the impact of the highly competitive environment in which we operate, our reliance exclusively on a single product category, our ability to attract and retain key personnel, and our ability to cost-effectively transport our products. For additional discussion of the principal factors that could cause actual results to be materially different, refer to our report on Form 10-K dated December 10, 2004 filed by the Company with the Securities and Exchange Commission. The Company will not update any forward-looking statements in this press release to reflect future events.

AIPC
January 26, 2005

                                   AMERICAN ITALIAN PASTA COMPANY
                                Consolidated Statements of Operations
                              (in thousands, except per share amounts)

                                                                        Three Months Ended
                                                                December 31,           January 2,
                                                                    2004                  2004
                                                              -----------------     ------------------
Revenues:
    Retail                                                         $  75,685               $  74,974
    Institutional                                                     23,436                  26,625
                                                              -----------------     ------------------
         Total revenues                                               99,121                 101,599

Cost of goods sold                                                    76,416                  69,745
                                                              -----------------     ------------------
         Gross profit                                                 22,705                  31,854
         Percent of total revenues                                     22.9%                   31.4%

Selling and marketing expense                                         12,248                  13,578
General and administrative expense                                     3,317                   3,019
                                                              -----------------     ------------------
         Operating profit                                              7,140                  15,257
         Percent of total revenues                                      7.2%                   15.0%

Interest expense, net                                                  3,914                   3,127
                                                              -----------------     ------------------
Income before income tax expense                                       3,226                  12,130
Income tax provision                                                   1,129                   4,003
                                                              ----------------- --- ------------------

Net income                                                        $    2,097              $    8,127
                                                              =================     ==================
Percent of total revenues                                               2.1%                    8.0%

Basic earnings per common share:
    Net income per common share                                     $   0.12               $    0.45
                                                              =================     ==================
    Weighted average common shares outstanding                        18,112                  18,046
                                                              =================     ==================

Diluted earnings per common share:
    Net income per common share                                     $   0.11              $    0.44
                                                              =================     ==================
    Weighted average common shares outstanding                        18,325                  18,641
                                                              =================     ==================

AIPC
January 26, 2005

                                                    AMERICAN ITALIAN PASTA COMPANY
                                                     Consolidated Balance Sheets
                                                 (in thousands, except share amounts)

                                                                                           December 31,            October 1,
                                                                                               2004                   2004
                                                                                         ------------------    -------------------
                       ASSETS
     Current assets:
         Cash and temporary investments                                                        $   1,351        $        4,350
         Trade and other receivables                                                              44,694                45,704
         Prepaid expenses and deposits                                                             9,631                10,554
         Inventory                                                                                60,716                60,704
         Deferred income taxes                                                                       789                   789
                                                                                         ------------------    -------------------
     Total current assets                                                                        117,181               122,101
     Property, plant and equipment:
         Land and improvements                                                                    15,780                15,050
         Buildings                                                                               135,951               133,534
         Plant and mill equipment                                                                389,294               384,020
         Furniture, fixtures and equipment                                                        31,370                29,990
                                                                                         ------------------    -------------------
                                                                                                 572,395               562,594
         Accumulated depreciation                                                               (152,997)             (145,836)
                                                                                         ------------------    -------------------
                                                                                                 419,398               416,758
         Construction in progress                                                                 13,793                10,833
                                                                                         ------------------    -------------------
     Total property, plant and equipment                                                         433,191               427,591
     Other assets                                                                                199,432               198,718
                                                                                         ------------------    -------------------
     Total assets                                                                             $  749,804         $     748,410
                                                                                         ==================    ===================

            LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
         Accounts payable                                                                      $  33,139         $      36,264
         Accrued expenses                                                                         20,576                17,134
         Income tax payable                                                                           36                    --
         Current maturities of long-term debt                                                         --                 2,040
                                                                                         ------------------    -------------------
     Total current liabilities                                                                    53,751                55,438
     Long-term debt, net of current maturities                                                   286,498               286,795
     Deferred income taxes                                                                        63,256                63,691

     Commitments and contingencies

     Stockholders' equity:
         Preferred stock, $.001 par value:                                                            --                    --
            Authorized shares - 10,000,000 Class A common stock, $.001 par value:
             Authorized shares - 75,000,000                                                           20                    20
         Class B common stock, $.001 par value:                                                       --                    --
             Authorized shares - 25,000,000
         Additional paid-in capital                                                              232,257               232,184
         Treasury stock                                                                          (51,657)             (51,657)
          Unearned compensation                                                                   (2,331)              (2,556)
         Retained earnings                                                                       159,421               160,720
         Accumulated other comprehensive income                                                    8,589                 3,775
                                                                                         ------------------    -------------------
     Total stockholders' equity                                                                  346,299               342,486
                                                                                         ------------------    -------------------
     Total liabilities and stockholders' equity                                               $  749,804         $     748,410
                                                                                         ==================    ===================

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